Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Q1 Fiscal 2016 EPS of $0.04, Compared to Net Loss Per Share of $0.03 in Q1 Fiscal 2015

Q1 Fiscal 2016 Revenues Decreased 8% to $479 Million; Roughly Flat in Constant Currency

Provides Q2 Fiscal 2016 EPS Guidance in the Range of $0.12 to $0.16

Updates Full Year EPS Guidance to a Range of $0.86 to $1.02 from a Range of $0.75 to $0.95

LOS ANGELES, June 2, 2015 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 2, 2015.

First Quarter Fiscal 2016 Highlights

•	North American Retail revenues decreased 6%; retail comp sales including e-commerce decreased 6% in U.S. dollars and 4% in constant currency

•	European revenues decreased 14% in U.S. dollars and increased 8% in constant currency

•	Asian revenues decreased 9% in U.S. dollars and 6% in constant currency

•	North American Wholesale revenues decreased 5% in U.S. dollars and increased 1% in constant currency

•	Earnings from operations of $4 million in Q1 fiscal 2016; compared to loss from operations of $2 million in Q1 fiscal 2015

First Quarter Fiscal 2016 Results

For the first quarter of fiscal 2016, the Company recorded net earnings of $3.3 million, compared to a net loss of $2.1 million for the first quarter of fiscal 2015. Diluted earnings per share was $0.04, compared to diluted loss per share of $0.03 for the prior-year quarter, an increase of $0.07 per share.

Paul Marciano, Chief Executive Officer, commented, “Overall first quarter results were better than our expectations, mainly driven by tight expense management. In North America, we saw improvements in the women’s category, and Marciano delivered another quarter of good performance with comp sales up in the mid-single digits. Our e-commerce business continued to experience solid top-line growth of almost 14%. In Europe, our retail stores performed above expectations and delivered positive comps.”

Mr. Marciano continued, “So far during the second quarter, we continue to see improvements in these same areas. In North America, Women’s products are trending in line with the first quarter and Marciano remains strong with comp sales up in the high-single digits. In Europe, our retail stores are now comping up in the mid-single digits. We are very encouraged by the first quarter performance and early reads on the second quarter, and we will continue to focus on executing on our strategic initiatives aimed at improving the Company’s profitability.”

Total net revenue for the first quarter of fiscal 2016 decreased 8.4% to $478.8 million, from $522.5 million in the prior-year quarter. In constant currency, total net revenue was roughly flat compared to the same prior-year period. Refer to the accompanying tables for a summary of the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

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The Company’s retail stores and e-commerce sites in North America generated revenue of $214.2 million in the first quarter of fiscal 2016, a 6.2% decrease from $228.3 million in the same period a year ago. Comparable store sales including the results of our e-commerce sites for the first quarter of fiscal 2016 decreased 5.9% in U.S. dollars and 3.8% in constant currency compared to the same period a year ago.

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Net revenue from the Company’s Europe segment decreased 13.7% to $137.4 million in the first quarter of fiscal 2016, from $159.2 million in the prior-year period. In constant currency, net revenue increased 7.5%.

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Net revenue from the Company’s Asia segment decreased 8.7% to $64.0 million in the first quarter of fiscal 2016, from $70.1 million in the prior-year period. In constant currency, net revenue decreased 6.0%.

•
Net revenue from the Company’s North American Wholesale segment decreased 5.2% to $37.3 million in the first quarter of fiscal 2016, from $39.3 million in the prior-year period. In constant currency, net revenue increased 1.4%.

•	Licensing segment net revenue increased 1.0% to $25.9 million in the first quarter of fiscal 2016, from $25.6 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2016 was $4.4 million (including a $1.2 million favorable currency translation impact), compared to an operating loss of $2.0 million in the prior-year period, an increase of $6.3 million. Operating margin in the first quarter increased 130 basis points to 0.9%, compared to negative 0.4% in the prior-year quarter. The increase in operating margin was driven by the favorable impact from business and segment mix and overall product margin improvements relating to less markdowns and higher initial mark-ups in North American Retail. These increases were partially offset by negative impact on the Company’s fixed cost structure from negative same store sales in North America and the unfavorable impact from currency exchange rate fluctuations.

Other net income, which primarily includes net unrealized and realized gains on non-operating assets, was $2.6 million for the first quarter of fiscal 2016, compared to other net expense of $1.1 million in the prior-year quarter.

The Company’s effective tax rate increased to 41.5% for the first quarter of fiscal 2016, compared to 32.0% in the prior-year quarter.

Outlook

The Company’s expectations for the second quarter of fiscal 2016 ending August 1, 2015, are as follows:

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Consolidated net revenues are expected to decline between 3.5% and 1.5% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 9.5%, for a net decline between 13.0% and 11.0%.

•	Operating margin is expected to be between 3.0% and 4.0% and includes 170 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.12 to $0.16. The estimated impact on earnings per share of the currency headwinds is roughly $0.12.

The Company updated its outlook for the fiscal year ending January 30, 2016, which is now as follows:

•
Consolidated net revenues are expected to range between a decline of 1.5% and an increase of 0.5% in constant currency. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 7%, for a net decline between 8.5% and 6.5%.

•	Operating margin is expected to be between 5.0% and 6.0% and includes 130 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.86 to $1.02. The estimated impact on earnings per share of the currency headwinds is roughly $0.45.

The Company’s guidance assumes that foreign currency exchange rates remain at prevailing rates.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on July 3, 2015 to shareholders of record at the close of business on June 17, 2015.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, operating results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share guidance for the second quarter and full year of fiscal 2016, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on June 2, 2015 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 2, 2015, the Company directly operated 470 retail stores in the United States and Canada and 361 retail stores in Europe, Asia and Latin America. The Company’s licensees and distributors operated an additional 836 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives, as well as guidance for the second quarter and full year of fiscal 2016, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully implement plans for cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	May 2, 2015		May 3, 2014
	$	%	$	%

Product sales	$452,959	94.6%	$496,928	95.1%
Net royalties	25,865	5.4%	25,613	4.9%
Net revenue	478,824	100.0%	522,541	100.0%

Cost of product sales	313,339	65.4%	346,310	66.3%

Gross profit	165,485	34.6%	176,231	33.7%

Selling, general and administrative expenses	161,132	33.7%	178,208	34.1%

Earnings (loss) from operations	4,353	0.9%	(1,977)	(0.4%)

Other income (expense):
Interest expense	(435)	(0.1%)	(525)	(0.1%)
Interest income	272	0.1%	405	0.1%
Other, net	2,626	0.5%	(1,119)	(0.2%)

Earnings (loss) before income tax expense (benefit)	6,816	1.4%	(3,216)	(0.6%)

Income tax expense (benefit)	2,829	0.6%	(1,029)	(0.2%)

Net earnings (loss)	3,987	0.8%	(2,187)	(0.4%)

Net earnings (loss) attributable to noncontrolling interests	646	0.1%	(86)	(0.0%)

Net earnings (loss) attributable to Guess?, Inc.	$3,341	0.7%	$(2,101)	(0.4%)

Net earnings (loss) per common share attributable to common stockholders:

Basic	$0.04		$(0.03)
Diluted	$0.04		$(0.03)

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,965		84,499
Diluted	85,099		84,499

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 2,	May 3,	%
	2015	2014	change

Net revenue:
North American Retail	$214,249	$228,344	(6%)
Europe	137,397	159,158	(14%)
Asia	64,035	70,118	(9%)
North American Wholesale	37,278	39,308	(5%)
Licensing	25,865	25,613	1%
	$478,824	$522,541	(8%)

Earnings (loss) from operations:
North American Retail	$(7,209)	$(8,399)	14%
Europe	(3,668)	(6,632)	45%
Asia	4,613	3,353	38%
North American Wholesale	6,747	7,753	(13%)
Licensing	23,025	22,721	1%
Corporate Overhead	(19,155)	(20,773)	(8%)
	$4,353	$(1,977)	320%

Operating margins:
North American Retail	(3.4%)	(3.7%)
Europe	(2.7%)	(4.2%)
Asia	7.2%	4.8%
North American Wholesale	18.1%	19.7%
Licensing	89.0%	88.7%
Total Company	0.9%	(0.4%)

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	May 2, 2015			May 3, 2014	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
North American Retail	$214,249	$5,361	$219,610	$228,344	(6%)	(4%)
Europe	137,397	33,749	171,146	159,158	(14%)	8%
Asia	64,035	1,885	65,920	70,118	(9%)	(6%)
North American Wholesale	37,278	2,573	39,851	39,308	(5%)	1%
Licensing	25,865	—	25,865	25,613	1%	1%
	$478,824	$43,568	$522,392	$522,541	(8%)	(0%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 2,	January 31,	May 3,
	2015	2015	2014

ASSETS

Cash and cash equivalents	$459,128	$483,483	$472,463

Short-term investments	—	—	5,075

Receivables, net	195,741	216,205	217,541

Inventories	327,101	319,078	373,423

Other current assets	91,128	92,593	89,342

Property and equipment, net	249,784	259,524	322,936

Other assets	232,357	230,522	232,971

Total Assets	$1,555,239	$1,601,405	$1,713,751

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$5,313	$1,548	$1,829

Other current liabilities	279,231	300,418	318,021

Long-term debt and capital lease obligations	2,335	6,165	6,912

Other long-term liabilities	193,705	199,391	207,647

Redeemable and nonredeemable noncontrolling interests	16,104	20,027	21,594

Guess?, Inc. stockholders’ equity	1,058,551	1,073,856	1,157,748

Total Liabilities and Stockholders’ Equity	$1,555,239	$1,601,405	$1,713,751

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 2,	May 3,
	2015	2014

Net cash provided by (used in) operating activities	$9,135	$(233)

Net cash used in investing activities	(10,535)	(17,106)

Net cash used in financing activities	(22,924)	(22,118)

Effect of exchange rates on cash and cash equivalents	(31)	8,975

Net change in cash and cash equivalents	(24,355)	(30,482)

Cash and cash equivalents at the beginning of the year	483,483	502,945

Cash and cash equivalents at the end of the period	$459,128	$472,463

Supplemental information:

Depreciation and amortization	$18,330	$21,396

Rent	$64,715	$71,068

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 2,	May 3,
	2015	2014

Net cash provided by (used in) operating activities	$9,135	$(233)

Less: Purchases of property and equipment	(11,604)	(17,254)

Free cash flow	$(2,469)	$(17,487)

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of May 2, 2015		As of May 3, 2014
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	470	470	491	491

	Europe and the Middle East	605	267	623	264

	Asia	499	52	497	49

	Central and South America	93	42	86	37

		1,667	831	1,697	841

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	May 2,	May 3,
	2015	2014

Number of stores at the beginning of the year	481	494

Store openings	—	1

Store closures	(11)	(4)

Number of stores at the end of the period	470	491

Total store square footage at the end of the period	2,251,000	2,320,000

Guess?, Inc. and Subsidiaries
North American Retail Net Revenue
(dollars in thousands)

	Three Months Ended
	May 2,	May 3,	%
	2015	2014	change
Net revenue:

Retail stores	$196,037	$212,347	(7.7%)

E-commerce sites	18,212	15,997	13.8%

Total	$214,249	$228,344	(6.2%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended
	May 2, 2015
	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(7.5%)	(5.4%)

Impact of e-commerce sales	1.6%	1.6%

Including e-commerce sales	(5.9%)	(3.8%)